CONSENT

I hereby consent to serve as a director of RLJ Acquisition, Inc. and/or one or more successor or affiliated entities (collectively, the “Company”) if elected or appointed as such, and to be named as a director designee or as a nominee for director of the Company in any registration statement filed by the Company under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any prospectus contained therein.

/s/ Mario Gabelli Name: Mario J. Gabelli
Date: January 19, 2011